SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 16, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


                                                        April 16, 1999



                   CATERPILLAR REPORTS FIRST-QUARTER RESULTS
                          AND REAFFIRMS 1999 OUTLOOK


      PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported record first-quarter sales and revenues of $4.87 billion, $73 million higher than first-quarter 1998. A 2% increase in physical sales volume and a 22% increase in Financial Products revenues were partially offset by lower price realization. Without Perkins, physical sales volume would have declined 1%. Profit of $205 million was $225 million less than 1998's first-quarter record of $430 million. Unfavorable product sales mix, the lower price realization and the impact of lower production volumes on manufacturing efficiencies were the most significant reasons for the lower profit. Profit per share was $.57.

      First-quarter 1999 sales and profit were somewhat better than expected at the time of the company's March 12, 1999, news release. Some shipments anticipated for the second quarter took place at the end of March. This will have no impact on the year as the first-quarter benefit will be offset in the second quarter.

      "While first-quarter profit was disappointing compared with a year ago, our outlook for the full year remains unchanged," said Caterpillar Chairman and Chief Executive Officer Glen Barton. "The breadth and diversity of the products we offer, the markets we serve and the businesses we're in will allow us to continue to achieve solid financial results even though many markets and regions of the world are in recession or experiencing slow growth. In addition, our business units are responding quickly to changes in demand. We expect to benefit from a number of cost reduction efforts, improved price realization, higher sales in Asia and continued strong demand in the United States."



                         HIGHLIGHTS

FIRST-QUARTER 1999 COMPARED WITH FIRST-QUARTER 1998

  *Sales and revenues of $4.87 billion, the highest ever for a first quarter, were $73 million or 2% higher than first-quarter 1998.
(First-quarter 1998 included only one month of Perkins sales.)

  *Revenues from Financial Products increased 22%.

  *Sales inside the United States were 57% of worldwide sales compared with 53% a year ago.

  *Profit of $205 million and profit per share of $.57 were down 52% and 50%, respectively, from first-quarter 1998. Profit per share continues to benefit from the company's share repurchase programs.

  *1.7 million shares were repurchased during the quarter under the program announced in October 1998 to reduce the number of shares outstanding to 320 million within the next three to five years. On March 31, 1999 there were 355.8 million shares outstanding (360.0 million assuming dilution).



OUTLOOK

      Our outlook is unchanged from the March 12, 1999, news release.
We expect 1999 sales and revenues to be slightly below 1998. Profit per share for 1999 is expected to be 10%-15% lower. (Complete outlook begins on page 9.)



                      DETAILED ANALYSIS

FIRST-QUARTER 1999 COMPARED WITH FIRST-QUARTER 1998
      Sales and revenues for the first-quarter 1999 were $4.87 billion, $73 million higher than first-quarter 1998. A 2% increase in physical sales volume and a 22% increase in Financial Products revenues were partially offset by lower price realization. Without Perkins, physical sales volume would have declined 1%. Profit of $205 million was $225 million less than 1998's first-quarter record of $430 million. Unfavorable product sales mix, the lower price realization and the impact of lower production volumes on manufacturing efficiencies were the most significant reasons for the lower profit. Profit per share of $.57 was down $.58 from the 1998 record of $1.15.

MACHINERY AND ENGINES

                         Sales Table

     (Millions of              North             Latin     Asia/
       dollars)       Total   America  EAME **  America   Pacific

   First-Quarter
   1999
   Machinery         $3,290     $2,139    $718       $202       $231
   Engines  *         1,308        770     340         85        113
                     $4,598     $2,909  $1,058       $287       $344

   First-Quarter
   1998
   Machinery         $3,438     $2,167    $706       $343       $222
   Engines  *         1,135        632     307        110         86
                     $4,573     $2,799  $1,013       $453       $308

 * Does not include internal engine transfers of $316 million and $308 million in 1999 and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

** Europe, Africa & Middle East and Commonwealth of Independent States


      Machinery sales were $3.29 billion, a decrease of $148 million or 4% from first-quarter 1998. The lower sales resulted primarily from a 3% decrease in physical sales volume due to lower sales to end users. Price realization also declined.
      Nearly all the decline occurred in Latin America where recession or slower growth in a number of countries caused drops in both dealer new machine inventories and sales to users. In North America, sales remained near first-quarter 1998 levels as an increase in the United States was offset by a drop in Canada. The increase in the United States resulted from an increase in dealer new machine inventories and from higher sales to end users. In Canada, just the opposite occurred as dealers reduced new machine inventories and sales to users fell. In EAME (Europe, Africa & Middle East and Commonwealth of Independent States), sales remained near last year's levels as higher end-user driven sales in Europe offset lower sales in Africa & Middle East. Sales were slightly higher in the Asia/Pacific region as dealers in developing Asia began to rebuild new machine inventories rather than decrease them as they did a year ago.

      Engine sales were $1.31 billion, an increase of $173 million or 15% from first-quarter 1998. Sales, excluding Perkins, were higher than a year ago as a 7% increase in physical sales volume more than offset lower price realization.
      Sales excluding Perkins were up in North America and Asia/Pacific and lower in EAME and Latin America. In North America, sales were up in both the United States and Canada due to the strong on-highway truck market as well as increased demand for power generation and marine applications. Sales excluding Perkins were lower in EAME and Latin America reflecting the impact of low oil prices, weak growth in Africa &
 Middle East and recession or slower growth in most of Latin America.
In the Asia/Pacific region, an increase in Australia more than offset decreases in developing Asia.

                   Operating Profit Table

    (Millions of       First-     First-

      dollars)        Quarter    Quarter
                        1999       1998
Machinery            $283         $474
Engines                31           98
                     $314         $572


       Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.


      Machinery operating profit decreased $191 million, or 40% from first-quarter 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume, an unfavorable change in product sales mix, the impact of lower production volumes on manufacturing efficiencies and the lower price realization. Selling, general, and administrative as well as research and development expenses were about the same.

      Engine operating profit decreased $67 million, or 68% from first-quarter 1998. Margin declined as the benefit of higher sales volumes was more than offset by an unfavorable change in product sales mix and the lower price realization. Selling, general, and administrative expenses were higher due largely to the Perkins acquisition. (First-quarter 1998 included only one month of Perkins costs.) Research and development costs were about the same.

      Interest expense was $6 million higher than a year ago due to higher average debt levels to support the Perkins acquisition and increased working capital needs.

      Other income/expense was expense of $17 million compared with income of $42 million first quarter last year. The decrease was due mostly to an unfavorable change in foreign exchange gains and losses, lower interest income and to the discounts taken on the sales of trade receivables to Caterpillar Financial Services Corporation (Cat Financial). Discounts taken on this revolving sale of receivables to Cat Financial are reflected in Machinery and Engines as other expense. Revenues offsetting these discounts as well as the related borrowing costs are reflected in Financial Products.


FINANCIAL PRODUCTS
      Revenues were a first-quarter record $303 million, up $63 million or 26% compared with first-quarter 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.
     Before tax profit decreased $5 million or 7% from first-quarter 1998. Higher profit at Cat Financial from continued portfolio growth was more than offset by lower profit at Caterpillar Insurance Co. Ltd. (Cat Insurance). Lower investment income and less favorable reserve adjustments were the reasons for lower profit at Cat Insurance.


INCOME TAXES
      First-quarter 1999 tax expense reflects an effective annual tax rate of 32%. First-quarter 1998 tax expense reflected an effective annual tax rate of 33%.


UNCONSOLIDATED AFFILIATED COMPANIES
       The company's share of unconsolidated affiliated companies' results declined $8 million from a year ago. The major factor for the decrease was less profit at Shin Caterpillar Mitsubishi Ltd.



SUPPLEMENTAL INFORMATION

Dealer  Machine Sales to End Users and Deliveries to  Dealer Rental
Operations

     Sales and deliveries in North America remained near first-quarter 1998 levels. Sales were slightly higher in the United States where the economy has registered excellent growth and residential construction remains strong. Sales were lower in Canada, however, reflecting the impact of higher interest rates last year and continued low commodity prices. For the region as a whole, sales to end users were higher in all key construction sectors and lower in most commodity sectors except petroleum. Deliveries to dealer rental operations continued at last year's pace.
     Sales and deliveries in the EAME region also were unchanged from year-ago levels as higher sales in Europe were offset by lower sales in Africa & Middle East and the Commonwealth of Independent States. In Europe, continued moderate economic growth combined with lower interest rates resulted in higher sales to users in Italy, France and Germany. Sales were also up in the United Kingdom despite a weak economy. In Africa & Middle East, low commodity prices, weak growth and spending reductions led to lower sales. Sales were higher in the United Arab Emirates and Egypt but lower in Turkey and South Africa. In the Commonwealth of Independent States, sales were lower due to severe recession in Russia. For EAME as a whole, sales to users were higher for construction and solid waste applications as well as aggregates mining.

     Sales and deliveries in Latin America fell due to widespread recession and slower growth. Only Mexico and Peru have maintained moderate growth. Sales in the first quarter were lower in Brazil, Chile, Venezuela, Mexico and Colombia, but higher in Peru and Argentina. Although sales to users in the metals mining sector were up, sales to users were lower for construction applications as well as other commodity applications.
     Sales and deliveries in Asia/Pacific remained below year earlier levels reflecting the impact of last year's severe recessions in Southeast Asia, Korea and Japan. Sales were below first-quarter 1998 levels in Indonesia, Thailand and the Philippines but higher in Japan, Malaysia and Korea. Sales also were higher in China reflecting the impact of the government's sizable infrastructure initiative and in India which has continued to register good economic growth. Sales were lower in Australia. For the region as a whole, sales to users were lower in all key applications except forestry and aggregates mining.

Dealer Inventories of Machines

      Worldwide dealer new machine inventories at the end of the first quarter were about the same as year earlier and just slightly above normal relative to current selling rates. Higher inventories in North America offset declines in Asia/Pacific and Latin America. At quarter's end, inventories compared with current selling rates were about normal in Asia/Pacific and moderately below normal in EAME. Inventories in North America continue to be moderately above normal compared with current selling rates as dealers took advantage of special financing and inventory programs late last year to improve product availability for the 1999 selling season. Inventories in Latin America were significantly above current selling rates as sales fell sharply due to recession and slower growth.

Engine Sales to End Users and OEMs (excluding Perkins)

      Sales in North America were up primarily due to continued, very strong demand for on-highway truck engines. Sales also were higher in power generation and marine applications but lower in the industrial and petroleum sectors. Sales of both reciprocating and turbine engines were higher. Sales were up in Canada as well as the United States.
      Sales in EAME were down primarily due to a decline in Europe. Sales were higher in marine applications but lower in power generation, petroleum and industrial applications. Sales were lower for both reciprocating and turbine engines.
      Sales in Asia/Pacific remained near last year's levels as higher sales in Australia and Japan offset lower sales in developing Asia, which remained weak following last year's severe recessions. Sales of turbine engines were above year earlier levels as higher sales in Australia more than offset lower sales elsewhere. Sales of reciprocating engines were lower across most of the region. Sales were higher for petroleum applications and lower for power generation.
      Sales in Latin America also were lower for both reciprocating and turbine engines as well as for most applications, reflecting the impact of recessions and slower growth.


CONDENSED CASH FLOW
      Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was a negative $171 million for 1999, a decrease of $903 million from 1998. This decrease was primarily due to a seasonal increase in receivables during the first quarter of 1999 compared with a decrease in receivables during the first quarter of 1998. First-quarter 1998 benefited from the initiation of the revolving sale of receivables to Cat Financial.


For the Three         Consolidated          Machinery &          Financial
Months Ended                                 Engines *           Products
(Millions of dollars)

                     Mar.       Mar.      Mar.      Mar.      Mar.       Mar.
                      31,       31,        31,       31,       31,       31,
                     1999       1998      1999      1998      1999       1998

Profit after tax    $205       $430      $205      $430      $45        $48
 Depreciation        232        204       186       166       46         38
  and amortization
 Change in working
  capital -
  excluding cash,
  debt and
  dividends         (620)      (726)     (344)      344     (275)    (1,070)
 Capital
  expenditures
  excluding
  equipment
  leased to others  (111)      (117)     (110)     (116)      (1)        (1)
 Expenditures
  for equipment
  leased to
  others, net of
  disposals          (51)       (56)      (1)        -       (50)        (56)
 Dividends paid     (107)       (92)    (107)       (92)     (36)        (20)

Net Free Cash Flow  (452)      (357)    (171)       732     (271)     (1,061)

Other significant
 cash flow items:
 Treasury shares
  purchased          (78)       (86)     (78)       (86)      -          -
 Net (increase)
  decrease in
  long-term
  finance
  receivables        (86)       (335)     -         -        (86)       (335)
 Net increase
  (decrease) in debt 477       1,979     175       647       302       1,332
 Investments and
  acquisitions -
  (net of cash
  acquired)          (33)     (1,103)    (33)   (1,103)        -          -
 Prefunding of
  employee benefit
  Plans                -          -        -         -         -          -
 Other                56        (84)       4      (159)       42          47

Change in cash and
 short-term
 investments       $(116)       $14    $(103)      $31      $(13)       $(17)


* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
   Note: Lines titled "Change in working capital - excluding cash, debt and dividends" and "Capital expenditures excluding equipment leased to others" exclude $201 million and $331 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the three months ended March 31, 1998.

EMPLOYMENT
      At the end of the first quarter, Caterpillar's worldwide employment was 65,377 compared with 64,681 one year ago.


OUTLOOK

      1999 company sales and revenues are expected to be slightly below 1998's record levels due to weakness in Latin America, a reversal of last year's increase in North American dealer inventory levels and the impact of low commodity prices. Sales are forecast to be higher in EAME due to improved demand for machinery in Europe. Sales also are forecast to be up in Asia/Pacific where dealers were liquidating new machine inventories in 1998.
     As a result of adverse product sales mix, lower sales and a continuing competitive pricing environment, the company is implementing actions to reduce costs. These include selected production schedule cuts, employment reductions and temporary plant shutdowns at facilities in the United States, Latin America and Europe. Other actions include reducing inventory and selling, general and administrative and research and development expenses. As a result of these actions and anticipated better demand, profit in the second half of 1999 is expected to be higher than


Summary
     World economic growth in 1999 is forecast to be similar to 1998 as improvement in Asia is largely offset by recession in Latin America. The United States and Australian economies should register another year of excellent growth while moderate growth is forecast to continue in Europe.
      Combined with low prices for metals and uncertainty over oil prices, this outlook is expected to result in slightly lower industry demand for construction and mining equipment. Machine demand is forecast to remain close to 1998 levels in the United States and just below last year's levels in Australia and Japan. Higher demand in Europe and developing Asia should offset lower demand in Latin America and Canada. In contrast to construction and mining equipment, industry demand for agricultural equipment is forecast to be down sharply due to depressed commodity prices.
      Industry demand for engines is now forecast to exceed 1998 levels in North America due primarily to the continued strong on-highway truck market. Demand in the rest of the world, however, is likely to be down.
      In this environment of generally weaker industry demand, company sales and revenues are expected to be slightly below 1998 levels. The decline is due primarily to the sharp drop in demand from Latin America, the impact of low commodity prices on the mining, oil and agricultural sectors and an inventory adjustment by North American dealers.

North America
      In the United States, Gross Domestic Product (GDP) growth is forecast to slow from 3.9% in 1998 to 3.0%-3.5% in 1999. Housing starts should remain strong, and the new six-year highway spending bill will boost highway construction spending as well as aggregates production. Metals mining and agriculture, however, are expected to remain weak due to low worldwide prices. Industry demand for construction and mining machines is expected to be about flat while demand for agricultural equipment is forecast to fall. In Canada, slower economic growth and low commodity prices are expected to result in slightly lower industry demand for machines. For North America, industry demand for reciprocating engines is forecast to increase due to the continued strong on-highway truck market, but demand for turbines is forecast to decline due to low oil prices over the past year. In total, industry demand for the region should remain near 1998 levels but company sales are forecast to decline primarily due to a reversal of last year's increase in dealer new machine inventory levels.

EAME
      In Western Europe, GDP growth is expected to be about 2.5%, resulting in slightly higher industry demand for construction and mining machines. Demand in the United Kingdom, however, is anticipated to decline due to weak growth resulting from high interest rates and a strong currency. European demand for reciprocating engines, especially from OEMs, is forecast to be down. In Africa & Middle East, weak growth and low commodity prices should result in lower industry demand for both machines and engines. In Russia, continued recession and instability will result in lower industry demand. For the region as a whole, company sales are forecast to be near 1998 levels as higher machinery sales are offset by lower engine sales.

Latin America
      Recessions in Brazil, Argentina, Venezuela, Colombia and Ecuador are likely to continue for another three to six months before the region stabilizes. Consequently, industry demand for machines and engines in these countries will be much lower than last year. Mexico and Peru are expected to sustain moderate economic growth, but industry demand for the entire region is still likely to be down significantly leading to lower company sales.

Asia/Pacific
      In the Asia/Pacific region, some of the developing countries which experienced severe recession in 1998 are beginning to stabilize and growth should resume later this year. China should continue to grow at about 7%. As a result, GDP for developing Asia is expected to increase from 1.0% in 1998 to 3.5% in 1999. Industry demand for machines is forecast to be up slightly with an increase in China due to strong infrastructure spending more than offsetting continued weakness in Southeast Asia. Industry demand for engines is expected to be down moderately. Business conditions in Japan are expected to remain weak in 1999, but massive public works spending should begin to stabilize industry demand after the steep decline of the past two years. In Australia, continued good economic growth should keep industry demand just slightly below 1998 levels. For the region as a whole, industry demand will be about flat but company sales are forecast to be up slightly because dealers are not expected to decrease new machine inventories as they did in 1998.




                      CATERPILLAR INC.
        CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED
         (Millions of dollars except per share data)

                       Consolidated        Machinery &          Financial
                                            Engines *           Products

                      Mar.      Mar.      Mar.      Mar.      Mar.     Mar.
                      31,        31,       31,      31,       31,      31,
                      1999      1998      1999      1998      1999     1998
Sales and revenues:
 Sales of Machinery
  & Engines         $4,598    $4,573    $4,598    $4,573    $    -   $    -
 Revenues of
  Financial Products   269       221       -         -         303      240
   Total sales
    and revenues     4,867     4,794     4,598     4,573       303      240

Operating costs:
 Cost of goods sold  3,578     3,334     3,578     3,334     -        -
 Selling, general,
  and administrative
  expenses             653       587       551       512       109       81
 Research and
  development
  expenses             155       155       155       155       -        -
 Interest expense
  of Financial
  Products             129       101        -         -        134      105
   Total
    operating costs  4,515     4,177     4,284     4,001       243      186

Operating Profit       352       617       314       572        60       54

 Interest expense
  excluding
  Financial Products    67        61        67        61        -        -
 Other income
  (expense)             16        73       (17)       42        11       22

Consolidated profit
 before taxes          301       629       230       553        71       76

 Provision for
  income taxes          96       207        70       179        26       28
 Profit of
  consolidated
  companies            205       422       160       374        45       48

 Equity in profit
  of
  unconsolidated
  affiliates             -         8         -         8         -        -
 Equity in profit
  of Financial
  Products
  subsidiaries           -         -         45       48         -        -

Profit                 $205      $430      $205     $430       $45      $48

EPS of  common
 stock                $0.58     $1.17
EPS of  common
 stock
 - assuming dilution  $0.57     $1.15

Weighted average
 shares
 outstanding
 (thousands)
   Basic            356,291   367,054
   Assuming
    dilution        360,497   372,527

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


                      CATERPILLAR INC.
                CONDENSED FINANCIAL POSITION
                    (Millions of dollars)
                                                         Consolidated
                                                     (Caterpillar Inc. and
                                                         Subsidiaries)
                                                   Mar.      Dec.       Mar.
                                                    31,       31,       31,
                                                   1999      1998       1998
Assets
    Current assets:
       Cash and short-term investments             $244      $360       $306
       Receivables - trade and other              4,183     3,660      3,794
       Receivables - finance                      3,448     3,516      2,738
       Deferred income taxes                        516       474        437
       Prepaid expenses                             620       607        510
       Inventories                                2,892     2,842      3,091
    Total current assets                         11,903    11,459     10,876

    Property, plant, and equipment - net          4,852     4,866      4,376
    Long-term receivables - trade and other          92        85        127
    Long-term receivables - finance               5,144     5,058      4,216
    Investments in unconsolidated affiliated
     companies                                      835       773        814
    Deferred income taxes                           977       955      1,018
    Intangible assets                             1,235     1,241      1,169
    Other assets                                    681       691        981
Total Assets                                    $25,719   $25,128    $23,577


Liabilities
    Current liabilities:
       Short-term borrowings:
          -- Machinery & Engines                   $236       $49       $382
          -- Financial Products                     697       760        464
       Accounts payable                           2,123     2,250      2,535
       Accrued expenses                             990       928        921
       Accrued wages, salaries, and employee
        benefits                                  1,090     1,217      1,026
       Dividends payable                            -         107        -
       Deferred and current income taxes
        payable                                     147        15        390
       Long-term debt due within one year:
          -- Machinery & Engines                     48        60         40
          -- Financial Products                   2,439     2,179      1,345
    Total current liabilities                     7,770     7,565      7,103

    Long-term debt due after one year:
          -- Machinery & Engines                  2,993     2,993      2,699
          -- Financial Products                   6,516     6,411      5,617
    Liability for postemployment benefits         2,698     2,590      2,698
    Deferred income taxes and other liabilities     429       438        451
Total Liabilities                                20,406    19,997     18,568
Stockholders' Equity
    Common stock                                  1,062     1,063      1,069
    Profit employed in the business               6,328     6,123      5,456
    Accumulated other comprehensive income           50         1         73
    Treasury stock                               (2,127)   (2,056)    (1,589)
Total Stockholders' Equity                        5,313     5,131      5,009
Total Liabilities and Stockholders' Equity      $25,719   $25,128    $23,577

Certain amounts for 1998 have been reclassified to conform with the 1999 financial statement presentation.



SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995
------------------------------------------------------

The information included in the "Outlook" section is forward looking and involves uncertainties that could significantly impact expected results. These uncertainties include factors that affect all international businesses, as well as matters specific to the Company and the markets it serves.

Events in Asia, Latin America and Russia
----------------------------------------
Unforeseen events in Asia, Latin America, Russia or elsewhere could impact sales. Our current assessment calls for recession to continue through at least the first half of 1999 in Japan, Thailand, Indonesia, Malaysia, and Hong Kong with improvement expected in most countries during the second half.

Brazil, Argentina, Venezuela, Columbia and Ecuador are forecast to be in recession for another three to six months. Brazil is expected to remain in recession at least through the first half of 1999 due to high interest rates, reduced government spending and increased uncertainty. Our outlook assumes the Brazilian congress will implement the necessary fiscal austerity measures over the next few months to reduce the budget deficit which in turn will allow interest rates to come down stimulating a better economic performance in the second half of 1999. If Brazil fails to enact the necessary measures, the currency could once again decline and interest rates would likely have to increase resulting in recession in the second half as well. Mexico will likely experience slower growth as a result of the Brazilian devaluation but should avoid recession.

This assessment presumes Latin American currencies and stock markets continue to stabilize over the next several months and that there is some improvement in the second half. If the region's currencies and/or stock markets were to resume their decline, if China or Hong Kong were to devalue, or if Japan were to experience a financial collapse, then the impact on world growth and industry demand would be more severe which could result in lower company sales. Company sales also could be negatively impacted by a greater than anticipated flow of new and used equipment from weak Asian markets to the rest of the world which could exert pressure on both price realization and share of industry sales.

Russia remains in severe recession. Political and economic instability are very high and a further deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Monetary and Fiscal Policies
----------------------------
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve fails to cut interest rates quickly enough in response to a significant decline in world stock markets, the U.S. economy could slow and negatively impact demand for the Company's products. In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slightly slower U.S. growth in 1999 and not recession. If, for whatever reason, the U.S. were to enter a recession then demand for Company products would fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------
Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. In addition, political instability in regions such as the CIS make potential economic growth difficult to predict for those countries.

Currency Fluctuations
---------------------
Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar strengthens against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of our manufacturing assets are in the United States. Consequently, should an overvalued dollar persist, our costs compared with these competitors would be relatively higher. As a major net exporter from the United States, the persistence of an overvalued dollar, over time, could have an unfavorable impact on our global competitive position.

Dealer Practices
----------------
In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales) and may have a significant positive or negative impact on our results. At the end of the first quarter of 1999, dealer new machine inventories were significantly above normal in Latin
America and moderately above normal in North America and could result in lower than anticipated company sales in the first half of 1999.

Other Factors
-------------
The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

Another factor which can impact company sales and profit is mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales (machines vs. engines, small vs. large, high margin vs. low margin). Results may be impacted positively or negatively by changes in the mix.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The outlook also depends on our ability to realize price increases. The environment remains very competitive and a repeat of the price discounting that occurred in 1998 would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  April 16, 1999